Exhibit 3.19
ARTICLES OF INCORPORATION
TO JEANETTE B. EDMONDSON, SECRETARY OF STATE, STATE OF OKLAHOMA
     We, the undersigned Incorporators,

Name	Number and Street	City and State

Sterling N. Grubbs	115 N. Harrison	Cushing, OK

Leta Reed	1120 E. 2nd	Cushing, OK

Christy Foster	400 S. Harmony Road	Cushing, OK
being persons legally competent to enter into contract for the purpose of forming a corporation under “The Business; Corporation Act” of the State of Oklahoma, do hereby adopt the following Articles of Incorporation:
ARTICLE ONE
     The name of the corporation is: OILWELL FRACTURING SERVICES, INC.
ARTICLE TWO
     The address of its registered office in the State of Oklahoma, 400 South Harmony Road, in the City of Cushing, County of Payne and the name of its registered agent is Christy Foster, her address is 400 S. Harmony Road, Cushing, Oklahoma.
ARTICLE THREE
     The duration of the Corporation is 50 years.
ARTICLE FOUR
     The purpose for which this corporation is formed is:
     (a) To explore, prospect, drill for, produce, market, sell, [illegible] in and with petroleum, mineral, animal, vegetable, and other oil, natural gas, gasoline, napthene, hydrocarbons, oil shales, sulphur, clay, coal, minerals, mineral substances, metals, ores of every kind or other mineral or non-mineral, liquid, solid or volatile substances and products, combinations, and derivatives thereon and to buy, lease, contract for, invest in, and otherwise acquire and to own, hold, equip, operate, manage, mortgage, grant security interest in, deal with, and to sell, lease, exchange, and otherwise dispose of oil, mineral, and mining land, walls, mines, quarries, rights, royalties, riding royalties, oil payments, and other oil, gas and mineral interests, claims, locations, patents, concessions, easements, rights-of-way, real and personal property, and all interests therein, tanks, reservoirs, warehouses, storage facilities, elevators, terminals, markets, docks, wharfs, dry docks, bulk heads, pipelines, pumping stations, tank cars, trains, automobiles, trucks, cars, tankers, ships, tugs, barges, boats, vessels, aircraft, and other vehicles, crafts, or machinery for use on land, water, or air, for prospecting, exploring, and drilling for production, gathering, manufacturing, refining, purchasing, leasing, exchanging, or otherwise acquiring, selling, exchanging, trading for, or otherwise drilling of such mineral and non-mineral substances and to do engineering, contracting and to design, construct, drill, bore, sink, develop, and to extend, maintain, operate and repair wells, lines, plants, works, appliances, rigging, casing, tools, storage, and transportation line systems for this corporation and other persons, associations, or corporations;
     (b) To enter into, make and perform contracts of every kind for any lawful purpose, with any person, firm, association or corporation, town, county, body politic, state, territory, government or colony or dependability thereof;
     (c) To purchase, take, own, hold, deal in, mortgage or otherwise lien and to lese, sell, exchange, transfer, or in any manner whatever dispose of such real property as shall be necessary or proper for the carrying on of the business;
     (d) To manufacture, purchase or otherwise acquire and to hold, own mortgage, pledge, sell, transfer or in any manner dispose of, and to deal and trade in goods, wares, merchandise and personal property of any and every class and description and wherever situated, as shall be necessary or proper for the carrying on of said business;
     (e) To purchase or otherwise acquire, own, sell, exchange, pledge or otherwise dispose of the capital stock, bonds, or other evidence of indebtedness created by other corporations and while the holder of such stock to exercise all the rights and privileges of ownership including the right to vote thereon;
     (f) To purchase or otherwise acquire, apply for, register, hold, use, sell or in any manner dispose of and to grant licenses or rights in and in any manner deal with patents, inventions, improvements, processes, formulas, trademarks, trade names, rights and licenses secured under letters, patent, copyright, or otherwise;
     (g) To acquire and pay for in cash, stock or bonds of this corporation, the good will, rights, assets and property and to assume in whole or in part the obligations or liabilities of any person, partnership, association, or corporation;
     (h) To buy, sell, invest, deal and trade in and with notes, credits, open accounts and similar evidences of debt, secured and unsecured, and to lend money with or without security;
     (i) To borrow money for any of the purposes of the corporation and from time to time, without limit as to amount, to draw, make, accept, endorse, execute and deliver guaranties, promissory notes, drafts, bills of exchange, warrants, bonds, debentures and other negotiable or non-negotiable evidence of indebtedness and to secure the payment of any part thereof and of the interest thereon any mortgage upon or pledge conveyance or assignment in trust of the whole or any part of the property of the corporation, whether at the time owned or thereafter acquired, and to sell, pledge or otherwise dispose of such bonds or other obligations of the corporation for its corporate purposes;

     (j) To purchase or otherwise acquire, sell, own, exchange, transfer, or otherwise dispose of the shares of its own capital stock except as prohibited by law;
     (k) To do any and all the things herein set forth as principal, agent, contractor, trustee or otherwise, alone or in conjunction with others;
     (l) The objects and purposes specified herein shall be regarded as independent objects and purposes and except as otherwise expressed, shall be in no way limited or restricted by reference to or in reference from the terms of any other clause or paragraph in these Articles of Incorporation;
     (m) The foregoing shall be construed both as objects and powers and the enumeration thereof shall not be held to limit or restrict in any manner the general power conferred on this corporation by the laws of the State of Oklahoma.
ARTICLE FIVE
     The aggregate number of shares which the corporation shall have authority to allot is 100,000 of one class, Common. The number of shares and the par value of each are as follows:

		Consideration to be
Class of Shares	Number of Shares	Received Therefor

Common	100,000	$.01 each
		Total $1,000.00
ARTICLE SIX
     The amount of stated capital with which it will begin business is $ 500.00, which has been fully paid in.
ARTICLE SEVEN
     The number and class of shares to be allotted by the corporation before it shall begin business and the consideration to be received by the corporation therefor, are:

		Consideration to be
Class of Shares	Number of Shares	Received Therefor

Common	50,000	$500.00
ARTICLE EIGHT
     The number of directors to be elected at the first meeting of the shareholders is three.

ARTICLE NINE
     The following provisions for the regulations of the internal affairs of the corporation are stipulated:
     (a) By-laws for the governance of the corporation shall be first adopted by the incorporators, but thereafter the same may be adopted; altered, amended, repealed or readopted by the Board of Directors at any stated or special meeting of such board, but the power of said directors in this regard shall at all times be subject to the right of the Common Stockholders to alter or repeal such By-laws at any annual meeting of shareholders; and the power of the Board of Directors shall not extend to any amendment of the By-laws respecting the number, qualifications or terms of office of office of the members of such Board.
     (b) The Board of Directors shall have the power with respect to the capital stock of the corporation stated in Section 74 of Chapter A of Title 18 Session Laws of Oklahoma 1947, being Title 18 05 1951 Section 1.74.
     (c) If a compromise arrangement shall be proposed between this corporation and its creditors or any class of them, or between this corporation and its shareholders or any class of them, or between this corporation and both such creditors and such stockholders or any class or classes of them, such compromise may be proposed upon application of the corporation, or a creditor, liquidating trustee, receiver of shareholder thereof, to the District Court of the County in which the registered office of this corporation is then located, for the action of said Court authorized and provided by Section 1.710 of Title 18, Oklahoma Statutes 1941, as amended. If the majority in number representing at least three-fourths (3/4) of the aggregate of the corporate debts and obligations due all the creditors, or a like proportion of any class of creditors, or if the holders of at least three-fourths (3/4) of the outstanding shares of the corporation or a like proportion of any class thereof, as the case may be, agree upon or approve any compromise arrangement, or any reorganization of the corporation as a consequence of such compromise arrangement, the said compromise arrangement and/or the reorganization so approved shall, if sanctioned by the District Court of the County in which the registered office of this corporation shall then be located, be binding on all of the creditors, or the class of creditors of the shareholders or the class of shareholders so approving the same and on the corporation, its liquidating trustee or receiver, if any.

SNG	/s/ SNG

LR	/s/ L. Rice

CF	/s/ Cristy Foster